SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ISC8 INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

ISC8 INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 6, 2012

TO THE STOCKHOLDERS OF ISC8 INC:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of ISC8 Inc., (ISC8) a Delaware corporation, will be held on March 6, 2012 at 1:00 p.m., Pacific Time at the offices of Dorsey & Whitney LLP located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect the following persons to serve on our Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified: John C. Carson, Marc Dumont, Seth W. Hamot, Bill Joll, Jack Johnson, Thomas M. Kelly, Edward J. Scollins, Chester P. White and Robert L. Wilson;

2.	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the independent auditors of ISC8 for the fiscal year ending September 30, 2012; and

3.	To transact such other business as may properly come before the 2012 Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof.

Only stockholders of record at the close of business on January 27, 2012 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 3001 Red Hill Avenue, Costa Mesa, California 92626 and at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Stockholders may have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card(s) sent to you.

You may revoke your proxy at any time prior to its use at the Annual Meeting. If you attend the Annual Meeting and you choose to vote in person at the Annual Meeting, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record in order to be able to vote in person at the Annual Meeting.

Please note: If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the elec-

tion of directors and other non-routine matters, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your broker or bank to ensure your vote will count.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Marcus A. Williams

Costa Mesa, California	Marcus A. Williams
February 3, 2012	Senior Vice President and Secretary

IMPORTANT:    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 6, 2012:

This notice, the attached proxy statement, and our 2011 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended October 2, 2011, are available on our web site at www.isc8.com. These documents are also available by calling our toll-free number 800-468-4612 or by contacting Investor Relations by email at investorrelations@isc8.com.

ISC8 INC.

3001 Red Hill Avenue

Costa Mesa, California 92626

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 6, 2012

The enclosed proxy is solicited on behalf of the board of directors (the “Board of Directors”) of ISC8 Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on March 6, 2012, and at any adjournment(s) or postponements(s) thereof (the “Annual Meeting”). The Annual Meeting will be held at 1:00 p.m., Pacific Time, at the offices of Dorsey & Whitney LLP located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626. These proxy solicitation materials, together with our Annual Report on Form 10-K for the fiscal year ended October 2, 2011 (“Fiscal 2011”), are first being mailed on or about February 3, 2012 to all stockholders of record entitled to notice and to vote at the Annual Meeting as of the close of business on January 27, 2012 (the “Record Date”).

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement.

References in this proxy statement to “we,” “us,” “our,” or “ISC8” collectively refer to ISC8 Inc. and its subsidiaries.

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically. Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting. Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Voting and Quorum

We have two classes of securities currently authorized: Common Stock (800,000,000 shares authorized) and preferred stock (1,000,000 shares authorized). On the Record Date, approximately 119,628,923 shares of our Common Stock were issued and outstanding, no shares of our Series A-1 preferred stock (“Series A-1 Stock”) were issued and outstanding, no shares of our Series A-2 preferred stock (“Series A-2 Stock”) were issued and outstanding, approximately 1,865 shares of our Series B preferred stock (“Series B Stock”) were issued and outstanding and no shares of our Series C Convertible Preferred Stock (“Series C Stock”) were issued and outstanding. Collectively, we sometimes refer to the Series A-1 Stock the Series A-2 Stock, the Series B Stock and the Series C Stock as the “Preferred Stock.” On the Record Date, according to information provided by our transfer agent, there were approximately 775 holders of record of our Common Stock, no holders of record of our Series A-1 Stock, no holders of record of our Series A-2 Stock, 45 holders of record of our Series B Stock, and no holders of record of our Series C Stock. Each holder of Common Stock is entitled to one vote on each matter brought before the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. The holders of shares of Preferred Stock are not entitled to vote on any of the matters brought before the Annual Meeting. The holders of a majority of our issued and outstanding capital stock that are present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business.

Under our Certificate of Incorporation (“Certificate of Incorporation”), cumulative voting is permitted in the election of directors. Under cumulative voting rules, every stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more candidates than are provided for by our bylaws (“Bylaws”) at the time of voting. However, no stockholder will be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to commencement of voting and any stockholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such stockholder’s intention to cumulate votes.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

Brokers who hold shares of our Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” including, among other things, the election of directors, without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If your broker or other nominee holds your shares of the our Common Stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which a broker has expressly not voted.

Votes Required

Proposal One:	A plurality of the affirmative votes duly cast is required for the election of directors (i.e., the nine (9) nominees receiving the greatest number of votes will be elected). An abstention will have the same effect as a vote withheld.

Proposal Two:	Ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the independent auditors of ISC8 for the fiscal year ending September 30, 2012 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Proxies

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends with respect to each of the proposals. Thus, where no instructions are given, such proxies will be voted FOR the election of the directors proposed by the Board in Proposal One unless the authority to vote for the election of such directors is withheld and FOR each of any other Proposals set forth on the proxy card. If any matter not described in this proxy statement is properly presented for action at the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving such proxy at any time before its use by any of the following actions: (i) delivering, prior to the date of the Annual Meeting, a written notice of revocation to our Corporate Secretary at our principal executive offices at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626, (ii) delivering, prior to the date of the Annual Meeting, a duly executed proxy bearing a later date to our Corporate Secretary at the foregoing address or (iii) personally attending the Annual Meeting and revoking your proxy. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If we do elect to retain a proxy solicitor, we will pay the proxy solicitor reasonable and customary fees. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in the proxy statement for our 2013 Annual Meeting of Stockholders. These stockholder proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), must be received by us no later than October 8, 2012, which is 120 calendar days prior to the anniversary date of the mailing of this proxy statement. All stockholder proposals must be in compliance with applicable laws and regulations and our Bylaws in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders. Stockholders also are advised to review our Bylaws, which contain additional procedural and substantive requirements, including requirements with respect to advance notice of stockholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations. The deadline under our current Bylaws for submitting such stockholder proposals or a nomination for a director that is to be included in the proxy solicitation materials is also October 8, 2012. Stockholder proposals should be addressed to our Corporate Secretary at our principal executive offices located at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626.

In addition, the proxy solicited by the Board for the 2013 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than December 21, 2012, which is 45 calendar days prior to the anniversary date of the mailing of this proxy statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

We have not been notified by any stockholder of such stockholder’s intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holder discretionary authority to vote on any matter properly brought before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meet of Stockholders to Be Held on March 6, 2012:

This notice, the attached proxy statement, and our 2011 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended October 2, 2011, are available on our web site at www.isc8.com. These documents are also available by calling our toll-free number (800)-468-4612 or by contacting Investor Relations by email at investorrelations@isc8.com.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected to the Board, and each director to be so elected will hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our Bylaws provide that the Board consists of not less than six nor more than eleven directors, with the exact number fixed at ten until changed. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the nominees below are elected, the Board will consist of nine persons, and there will be one vacancy on the Board.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR our nine nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to serve, and management has no reason to believe that any nominee will be unable to serve as a director. However, in the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by a majority of the independent directors or by the Nominating and Corporate Governance Committee of the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, or unless otherwise instructed, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Accordingly, we seek discretionary authority to cumulate votes.

The names of the nominees for director, their ages and positions as of January 15, 2012 and biographical information about them, are set forth below:

Name	Age	Director Since	Position
Seth W. Hamot(3)	50	2010	Chairman of the Board
John C. Carson	73	1982	Vice Chairman of the Board and Chief Strategist
Bill Joll	55	2010	Chief Executive Officer, President and Director
Marc Dumont(1)	68	1994	Director
Jack Johnson(1)	64	2008	Director
Thomas M. Kelly(2)	70	2000	Director
Edward J. Scollins(1)(3)	37	2010	Director
Chester P. White(2)	47	2010	Director
Robert L. Wilson(2)	57	2011	Director

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating and Corporate Governance Committee.

Seth W. Hamot became one of our directors and Chairman of the Board in December 2010. Mr. Hamot has served as the President and the Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) since 1997 and was the owner of its corporate predecessor, Roark, Rearden & Hamot, Inc. RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund, whose principal business is to make investments in, buy, sell, hold, pledge and assign securities. Costa Brava made a significant investment in our securities in December 2010. Mr. Hamot is also President of Roark, Rearden & Hamot LLC, the general partner of Costa Brava. Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot has served as a director (since February 2009) and Chairman of the Board (since February 2010) of Orange 21, Inc., a multi-branded designer, developer, manufacturer and distributor of premium eyewear that utilizes high-quality optical lens technology. Mr. Hamot previously served as a director and

Chairman of the Board of TechTeam Global Inc., a global provider of outsourced information technology (“IT”) and business processing services, from February 2009 to December 2010, when TechTeam was sold to Stefanini IT Solutions. He also served as a director (since October 2006) and non-executive chairman of the board (since May 2007) of Bradley Pharmaceuticals, Inc., a specialty pharmaceutical company, until its merger with Phase Merger Sub Inc. in February 2008. Mr. Hamot also served as director of CCA Industries, Inc., a manufacturer of health aids, from July 2007 until December 2009. Mr. Hamot has a degree in Economics from Princeton University. We believe Mr. Hamot’s qualifications to serve on our Board include his extensive business, investment and public company board experience as well as financial and corporate contacts.

John C. Carson is one of our co-founders and has been one of our directors from April 1982 through May 2002 and again from March 2003 to date. He became Chairman of the Board in August 2008 and resigned that position in December 2010, becoming our Vice Chairman of the Board and Chief Strategist at that time. Mr. Carson served as our Chief Executive Officer from April 2005 until December 2010, our President from May 2002 until December 2010, our Chief Operating Officer from October 2001 through June 2006 and, prior to October 2001, as a Senior Vice President from April 1982 through May 2002. He was our Chief Technical Officer from February 1997 through February 2004. Mr. Carson has been awarded 15 patents for smart sensors, 3D packaging and signal processing architectures, including neural networks. Mr. Carson holds a B.S. degree in Philosophy and Physics from the Massachusetts Institute of Technology. We believe Mr. Carson’s qualifications to serve on our Board include his extensive and relevant experience in our technologies and markets, as well as his historical understanding of our business.

Bill Joll became a director and our Chief Executive Officer and President in December 2010. From October 2009 to June 2010, Mr. Joll was President of Velocitude, a mobile web services platform, until its acquisition by Akamai Technologies, Inc., a provider of cloud-based services for Web and mobile content and applications. From June 2010 through December 2010, Mr. Joll was involved with the integration of Velocitude into Akamai. From July 2008 through September 2009, Mr. Joll was an independent management consultant. From May 2006 through June 2008, Mr. Joll served as the President and Chief Executive Officer of On2 Technologies, a company focused on advanced video compression. From May 2005 to February 2006, Mr. Joll served as Vice President of Marketing for RealNetworks, a company focused on management and sharing of digital media. From October 2002 to May 2005, Mr. Joll was President and Chief Executive Officer of Threshold Networks, a company focused on enterprise application management. Mr. Joll holds BSEE and MScEE degrees from the University of Manitoba. We believe Mr. Joll’s qualifications to serve on our Board include his senior management experience with a number of technology-based enterprises, as well as his technical expertise related to our future markets of interest.

Marc Dumont has been one of our directors since April 1994. Mr. Dumont has been a director of Finterbank Zurich since 1990 and Chairman of Sanderling Ventures, Ltd., a European affiliate of a U.S. venture capital firm, since 1996. In those roles and as an independent consultant, he consults and advises international clients in Europe and Asia, as well as the United States on business and financial transactions. Additionally, Mr. Dumont owns and operates the Chateau de Messey Wineries, Meursault, France, vineyards and wineries. From January 1981 to March 1995, Mr. Dumont was President of PSA International S.A., the international treasury management company owned by PSA Peugeot Citroen, an automotive company. Mr. Dumont is a graduate of the University of Louvain, Belgium with degrees in Electrical Engineering and Applied Economics and holds an MBA degree from the University of Chicago. We believe Mr. Dumont’s qualifications to serve on our Board include his financial experience and his historical understanding of our business.

Jack Johnson has been one of our directors since July 2008. He has been an independent management consultant since March 2007. Prior to that time, Mr. Johnson served in various executive and managerial capacities with Iteris, Inc., a designer and manufacturer of intelligent vision systems, and its former parent, Odetics, Inc. Mr. Johnson was President, Chief Executive Officer and a director of Iteris from October 2004, when Iteris merged with Odetics, until March 2007. From December 1999 to October 2004, Mr. Johnson served as President, Chief Executive Officer and a director of Iteris, when it was a majority-owned subsidiary of Odetics. Previous positions included General Manager of the ITS division of Odetics, Vice President and General Manager of Odetics’ Omutec division, Director of Contracts for the Space division of Odetics, the Controller of Infodetics, a former subsidiary of Odetics, and Controller of Odetics. Prior to joining Odetics, Mr. Johnson served as a certi-

fied public accountant with Peat Marwick Mitchell. Mr. Johnson has a Bachelors degree in Accounting from Northern Illinois University. We believe Mr. Johnson’s qualifications to serve on our Board include his experience as both a senior executive and director of high technology companies, as well as his accounting background.

Thomas M. Kelly has been one of our directors since October 2000. Dr. Kelly was also a director of our former subsidiary, Silicon Film, from its organization in August 1998 until October 2001. From 1968 until his retirement in early 1998, Dr. Kelly held various positions with Eastman Kodak Company, a photographic products and services company. Immediately prior to his retirement, he served as a Director of Kodak’s Digital Products Center, and General Manager of Digital Camera Products. Dr. Kelly holds a Ph.D. in Physics from Wayne State University and a B.S. degree in Physics from LeMoyne College. We believe Dr. Kelly’s qualifications to serve on our Board include his technology and management experience with Eastman Kodak Company and his historical understanding of our business.

Edward J. Scollins became one of our directors in December 2010. Mr. Scollins has been the Chief Financial Officer of Roark Rearden and Hamot Capital Management since 2005. Prior to joining Roark Rearden and Hamot Capital Management, he was the Director of Finance for Sankaty Advisors LLC (the fixed income affiliate of Bain Capital) from 2001 to 2005. Mr. Scollins began his career with Ernst and Young LLP in 1996, in their Boston audit practice. Mr. Scollins graduated from the University of Notre Dame with a Bachelors degree in Business Administration and received a Master’s degree in Finance from the Carroll School of Management at Boston College. We believe Mr. Scollins’ qualifications to serve on our Board include his experience as a financial and accounting executive, including oversight of investments into high technology companies.

Chester P. White became one of our directors in December 2010. He is the Managing Partner of Griffin Partners, LLC and The Griffin Fund (“Griffin”), which he founded in April 2008. Mr. White served as a Managing Director of Technology Investment Banking at MCF & Company, an investment banking firm, from October 2002 to March 2008. Prior to this period, Mr. White held a number of executive positions with various investment banking firms, culminating with a position as Senior Vice President of Emerging Technology Equity Research at Wells Fargo Investment. In his career, Mr. White has focused on investing in and advising small capitalization technology companies and identifying and directing institutional capital towards many emerging technology investments. Mr. White received a B.S. degree in Finance from the University of Maryland and an MBA degree from the University of Southern California. We believe Mr. Whites’ qualifications to serve on our Board include his extensive emerging technology advisory and investment experience, and strong financial background.

Robert L. Wilson became one of our directors in June 2011. Mr. Wilson is a limited partner of The Griffin Fund. From December 2010 to June 2011, Mr. Wilson was Vice President and General Manager of Converged Experiences for Motorola Mobility, Inc., a mobile devices and services unit of Motorola, Inc. that split into a separate publicly traded company in January 2011. From July 2007 to December 2010, Mr. Wilson was Vice President and General Manager of Video Infrastructure Solutions, Broadband Home Solutions for Motorola, Inc., a supplier of complete video infrastructure solutions to cable, satellite, telecommunications and programmer service providers. From April 2004 until its acquisition by Motorola in June 2007, he served as Chairman and CEO of Modulus Video Inc., a provider of video encoding systems. From May 1997 to March 2004, Mr. Wilson was President of Broadcast Video Solutions for Pinnacle Systems Inc., a global video solutions company. Mr. Wilson holds a Bachelor of Science degree in Economics from the Wharton School, University of Pennsylvania. We believe Mr. Wilson’s qualifications to serve on our Board include his senior executive experience with technology-based companies, including those for which cyber security is an emerging requirement.

Term of Office

Directors and officers are elected on an annual basis. The term of each director’s service expires at our next annual meeting of stockholders or at such time as his or her successor is duly elected and qualified or upon his or her earlier death, resignation or removal. Officers serve at the discretion of the Board.

No Family Relationships

There are no family relationships between any of our director nominees, executive officers or other key personnel and any other of our director nominees, executive officers or other key personnel.

Stockholder Communications with Board

Our Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary at 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California 92626. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary, with the assistance of our Assistant Secretary, will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be made available to any of our independent directors upon their request. There have been no material changes to these procedures during the last fiscal year.

Corporate Governance, Board Composition and Board Committees

Board of Directors

Independence.    Although ISC8’s Common Stock is no longer listed on a national securities exchange, we have elected to retain the NASDAQ listing standards to determine director independence. Four of our nine directors are independent directors (as independence is defined under NASDAQ listing standards). They are Messrs. Dumont, Johnson, Kelly and Wilson.

Board Meetings.    During the fiscal year ended October 2, 2011, which we refer to as Fiscal 2011, the Board held thirteen meetings. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director attended or participated in 75% or more of (i) the total number of meetings of the Board during his term of service and (ii) the total number of meetings held during his term of service by all committees of the Board on which such director served during Fiscal 2011. We also encourage all members of the Board to attend our annual meeting of stockholders each year. All current directors who were serving on the Board in Fiscal 2011 attended our 2011 Annual Meeting of Stockholders, except for Mr. Wilson who was appointed to the Board subsequent to the 2011 Annual Meeting of Stockholders.

Board Structure.    The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of ISC8 and its stockholders to make that determination based on the position and direction of ISC8 and the membership of the Board from time to time. In December 2010, the Board elected to separate the roles. As such, Mr. Hamot, an outside director, currently serves as our Chairman of the Board. Mr. Joll currently serves as our principal executive officer and as a director.

Board Risk Oversight.    Our Board administers its oversight function through both regular and special meetings and by frequent telephonic updates with our senior management. A key element of these reviews is gathering and assessing information relating to risks of our business. All business is exposed to risks, including unanticipated or undesired events or outcomes that could impact an enterprise’s strategic objectives, organizational performance and stockholder value. A fundamental part of risk management is not only understanding such risks that are specific to our business, but also understanding what steps management is taking to manage those risks and what level of risk is appropriate for us. In setting our business strategy, our Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk.

While our Board has the ultimate oversight responsibility for our risk management process, various committees of our Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and the assessments of risks reflected in audit reports. Legal and regulatory compliance risks are also reviewed by our Audit Committee. Risks related to our compensation programs are reviewed by the Compensation Committee. Our Board is advised by the committees of significant risks and management’s response via periodic updates.

Committees of the Board

Committee Charters.    The Board has adopted and approved a written charter for each of its Audit Committee, its Compensation Committee and its Nomination and Corporate Governance Committee. A copy of each charter is posted on our web site at http://www.isc8.com under the About Us / Investors section. The inclusion of our web site address in this proxy statement does not include or incorporate by reference into this proxy statement any information on (or accessible through) our web site.

Audit Committee.    The Audit Committee currently consists of three directors, Mr. Johnson, who has served as its Chairman since his election to the Board in July 2008, Mr. Dumont and Mr. Scollins. Mr. Johnson and Mr. Dumont also served on the Audit Committee during Fiscal 2011. The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, pre-approval of any non-audit services to be performed by and all fees to be paid to our independent auditors, the performance of our accountants, our accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related person transactions are reviewed and approved by the Audit Committee. See “Certain Relationships and Related Person Transactions” below. The Audit Committee held six meetings during Fiscal 2011. The Board has determined that Messrs. Dumont and Johnson are “independent” as that term is defined under the NASDAQ listing standards and under the rules established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Johnson, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in Item 407(d)(5) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Johnson’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Johnson any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.

Compensation Committee.    The Compensation Committee currently consists of three directors, Mr. White, who serves as its Chairman, Dr. Kelly and Mr. Wilson. Mr. Wilson replaced Marcus A. Williams who resigned from the Board and the Compensation Committee in August, 2011. This Committee reviews and approves our general compensation policies, makes recommendations to the Board as to the salaries of our officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. The Compensation Committee held three meetings during Fiscal 2011. The Board has determined that Dr. Kelly and Mr. Wilson are “independent” as defined under the NASDAQ listing standards.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of two directors, Mr. Hamot, who serves as its Chairman and Mr. Scollins. The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection by this committee. On the recommendation of our Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved the nomination of Messrs. Hamot, Carson, Dumont, Johnson, Joll, Scollins, White, Wilson and Dr. Kelly for election at the Annual Meeting, of whom all are standing for re-election by our stockholders. This Committee also reviews and recommends our policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee held one meeting during Fiscal 2011.

We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s relevant business and industry experience and demonstrated character and judgment, the Nominating and Corporate Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. The Nominating and Corporate Governance Committee generally identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experiences; and

recommends director nominees to the Board for approval. While the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee the Company’s business. Pursuant to the Stockholders Agreement dated December 23, 2010 among ISC8, Costa Brava and Griffin, Messrs. Hamot and Scollins were appointed to the Board as the designees of Costa Brava, and Messrs. White and Wilson were appointed to the Board as the designees of Griffin. Costa Brava, Griffin and the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan (the “ESBP”) (who collectively owned an aggregate of approximately 71,495,477 shares of the Company’s Common Stock as of the Record Date, have entered into a Voting Agreement pursuant to which the ESBP, Costa Brava and Griffin have agreed to vote FOR the election of each of the designees of Griffin and Costa Brava listed above.

Although the Nominating and Corporate Governance Committee does not have a formal policy on stockholder nominations, it will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 4 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described above under “Deadline for Receipt of Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of our shares that are beneficially owned by such stockholder.

Code of Ethics

We have adopted a code of ethics and conduct that applies to all of our employees including our principal executive officer, our principal financial and accounting officer, and all members of our finance department performing similar functions. The full text of our code of ethics and conduct is posted on our web site at http://www.isc8.com under the About Us / Investors section. We intend to disclose future amendments to certain provisions of our code of ethics and conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Upon request, we will provide without charge to any person who so requests, a copy of our code of ethics and conduct. Requests for such copies should be submitted to the Corporate Secretary, at ISC8, 3001 Red Hill Avenue, Bldg. 4-108, Costa Mesa, California or by telephone at (714) 549-8211.

Required Vote

Directors are elected by a plurality of the votes present in person or by proxy at the Annual Meeting. The nine nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be the elected directors of ISC8.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees listed above.

Costa Brava, Griffin and the ESBP, who collectively owned an aggregate of approximately 71,495,477 shares of our Common Stock as of the Record Date, have entered into a Voting Agreement in connection with the December 2010 Financing pursuant to which the ESBP, Costa Brava and Griffin have agreed to vote FOR the election of Messrs. Hamot, Scollins, White and Wilson.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) to serve as our principal independent registered public auditor for our 2012 fiscal year ending September 30, 2012, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is being sought for ratification of the selection of Squar Milner.

Stockholder ratification of the appointment of Squar Milner as our independent auditors is not required by our Bylaws or otherwise. However, we are submitting the appointment of Squar Milner to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board may reconsider its selection. Even if the selection is ratified, the Audit Committee of the Board, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of ISC8 and our stockholders or required by law.

A representative of Squar Milner is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Audit and Other Fees

Audit Fees:    Squar Milner billed us an aggregate of $165,500 for professional services rendered for the audit of our financial statements for Fiscal 2011 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods of Fiscal 2011. Squar Milner billed us an aggregate of $174,600 for professional services rendered for the audit of our financial statements for the fiscal year ended October 3, 2010, which we refer to as “Fiscal 2010,” and for the review of the financial statements included in Quarterly Reports on Form 10-Q for the quarterly periods of Fiscal 2010.

Audit-Related Fees:    In Fiscal 2010, we did not engage Squar Milner for any audit-related services, and Squar Milner did not bill us, for any audit-related fees. In Fiscal 2011, Squar Milner billed us $22,500 for audit related fees.

Tax Fees:    During Fiscal 2010 and 2011, Squar Milner billed us an aggregate of $12,500 per year for professional services rendered in the preparation of our Fiscal 2010 tax return.

All Other Fees:    We did not engage Squar Milner to provide any other services for either Fiscal 2011 or Fiscal 2010.

Except for the fees for services described under “Audit Fees” and “Tax Fees” above, we did not pay Squar Milner any other fees or engage Squar Milner for any other services during Fiscal 2011 or Fiscal 2010.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Vote Sought

The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is being sought for ratification of the appointment of Squar Milner as our independent auditors for the fiscal year ending September 30, 2012.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the ratification of the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP to serve as our independent auditors for the fiscal year ending September 30, 2012.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. The proxy holders shall vote at their discretion on any procedural matters that may come before the meeting.

EXECUTIVE OFFICERS

The following is a brief description of the capacities in which each of our executive officers, who is not also one of our directors or nominee for director, has served during the past five years and other biographical information. The biographies of our directors, Messrs. Hamot, Carson, Dumont, Johnson, Joll, Kelly, Scollins, White and Wilson, appear earlier in this proxy statement under “Proposal One: Election of Directors.”

John Leon, age 44, became one of our Vice Presidents in December 2010. Prior to becoming Vice President, he was Manager of various government-funded programs for us, in which capacity he led the development of our EAGLE™, VAULT™ and other information security products. He joined us in April 2002 as a Systems Engineer, after serving as a principal of iNetWorks Corporation, one of our subsidiaries involved in the development of ultra high speed processing technology. Mr. Leon is co-inventor on three patents related to high-density electronics and information security. Mr. Leon holds Masters and B.S. degrees in Computer Science specializing in Software and Network Engineering from California State University at Fullerton.

Peter Kenefick, age 52, has been one of our Vice Presidents since October 2006 and a Senior Vice President since September 2008. He was also Vice President of Optex from September 2007. He joined us in April 2005 as Director of Advanced Systems. Prior to that time, from January 2001 until he joined us, Mr. Kenefick was Program Manager at Hamilton Sundstrand Sensor Systems, where he was responsible for development and low rate production of a highly complex military sensor system. From August 1994 to January 2001, Mr. Kenefick had program management assignments with BF Goodrich Aerospace, Space Flight Systems, culminating with his appointment as Director of Space Programs for that company. Prior to his affiliation with BF Goodrich, Mr. Kenefick had approximately 13 years of program management and engineering experience with aerospace and defense contractors. Mr. Kenefick holds a B.S. degree in Mechanical Engineering from Rensselaer Polytechnic Institute.

Dan A. Regalado, age 46, joined us in September 2011 as our Senior Vice President of Finance, and became our Chief Financial Officer and Treasurer in October 2011. Prior to joining us, Mr. Regalado served as the Special Projects CFO of several companies, including 4G Biometrics, LLC, an early stage biotech firm from March 2011 to September 2011, Next Step Products, LLC, a privately-held company in the electrical/electronic manufacturing industry from November 2010 to March 2011, and Wavien, Inc., a wholly-owned subsidiary of Metromedia Company, one of the U.S.’s largest private companies engaged in telecommunications and energy. Prior to that, Mr. Regalado served as the Controller for the U.S. Operations for Galderma Laboratories, a Nestlé and L’Oréal joint venture from June 2007 to April 2008, and as the Executive Vice President and Chief Financial and Operating Officer of Super Vision International (now Nexxus Lighting Companies), a leading LED and fiber optic lighting systems manufacturer from January 2003 to 2007. Previously, Mr. Regalado served as the Global Director of Accounting and Interim Chief Financial Officer for Faro Technologies, Inc. and the Chief Financial Officer for the North American Operations of Swank International Manufacturing Co. Mr. Regalado holds a B.S. in Accounting, with a minor in Finance and Business Administration from the University of Santo Tomas, Manila.

Joy Randels, age 57, joined us in April 2011 as our Senior Vice President of Marketing. In October 2011, her responsibilities were expanded to include Global Business Development. From 2010 until joining us, Ms. Randels was Head of Mobile Sales for Akamai Technologies, a leading provider of cloud optimization services. From 2009 until 2010, Ms. Randels was Executive Vice President for Global Sales and Marketing for Velocitude, a distributor of content to mobile devices. From March 2007 through October 2008, Ms. Randels was Vice President of Worldwide Field Operations and Chief Marketing Officer for ClearCube Technology, a leader in the PC blade market. From June 2003 through November 2006, Ms. Randels was Chief Operating Officer and Executive Vice President of Global Sales and Business Development for Highwall Technologies, a manufacturer of wireless intrusion prevention devices. She is a graduate of the University of Georgia, the CIO Academy at Emory University, and holds several information security certifications including CISM, CIPP, and CWS.

Executive Compensation

The following narrative of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended October 2, 2011. The following narrative includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “ estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended October 2, 2011. We assume no obligation to update the forward-looking statements or such risk factors.

Summary of Fiscal 2010 and Fiscal 2011 Executive Compensation

A summary of executive compensation for Fiscal 2010 and Fiscal 2011 for our principal executive officer and our two other highest paid named executive officers, including our former principal executive officer and former principal financial officer, is presented in the following table. We collectively refer to the officers in this table as our “named executive officers.” A narrative description of the material factors pertinent to the information contained in this summary compensation table follows this table.

Summary Compensation Table

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2) (h)	All Other Compensation ($) (3) (i)	Total ($) (j)
Bill Joll	2011	225,000	50,000	—	411,565	—	—	28,562	715,127
Chief Executive Officer and Director(1)

John C. Carson	2011	303,683	—	—	90,040	—	—	31,034	424,757
Vice Chairman and Chief Strategist(4)	2010	261,012	—		1,612	—	—	14,262	276,886

John J. Stuart, Jr.	2011	272,199	—	—	89,929	—	—	31,034	393,162
Chief Financial Officer, Senior Vice President, Secretary and Treasurer(5)	2010	224,677	—	—	1,612	—	—	16,935	243,224

Peter Kenefick	2010	195,437	—	—	806	—	—	11,081	209,470
Senior Vice President(6)

(1)	Mr. Joll became an employee and our principal executive officer in December 2010. Prior to that time, Mr. Carson was our principal executive officer for the entirety of Fiscal 2010 and the portion of Fiscal 2011 prior to Mr. Joll’s employment. Mr. Joll received his 2010 sign-on bonus of $50,000 in Fiscal 2011.

(2)	Nonqualified Deferred Compensation in our plan is derived from a market-based security, our Common Stock, and as such, does not contribute above-market earnings to the accounts of the named individuals.

(3)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan.”

(4)	Mr. Carson also served as the Chief Executive Officer and President of ISC8 until the completion of the December 2010 Financing as described below in “Certain Relationships and Related Person Transactions”.

(5)	Mr. Stuart resigned his positions as Chief Financial Officer, Secretary and Treasurer in October 2011 in preparation for his retirement in December 2011. Subsequent to October 2011 and prior to his retirement, he continued to serve as a Senior Vice President and our Chief Accounting Officer.

(6)	Mr. Kenefick was one of our three highest paid named executive officers in Fiscal 2010, but not in Fiscal 2011.

Philosophy and Principal Elements of Executive Compensation

The Compensation Committee of our Board is responsible for establishing the compensation program for all of our executive officers. The Compensation Committee consults with the independent directors of the Board, before setting annual compensation for the executives. The chair of the Compensation Committee chair regularly reports on committee actions at Board meetings.

The primary goal of the executive compensation program is to provide meaningful incentives that motivate our executive officers to achieve revenue growth, profitability and deliver stockholder value. To achieve these goals, the Compensation Committee has designed the executive compensation program to (1) pay for performance; and (2) deliver rewards in ways that encourage executive officers to think and act in both the near-term and long-term interests of our stockholders.

A summary of the primary elements of our executive compensation program, further discussed below, are as follows:

Near-term compensation, paid in cash

Element	Purpose	Strategy	Terms
Base Salary	Basic, least variable form of compensation.	Pay at market median or above in order to attract qualified talent.	Paid bi-weekly.

Discretionary Performance Bonus	To motivate executive officers and reward them according to our relative and absolute performance and the executive officer’s individual performance.	Bonus is set to bring
total cash
compensation (base
salary and bonus) to an
appropriate level.

The appropriate level
for total cash
compensation is
determined primarily
on our annual
performance based on
certain operating
results. These factors
have been chosen to
reflect our near-term
financial performance
as well as our progress
in building long-term
stockholder value.

Determined annually by the Compensation Committee and paid in cash or a combination of cash and equity.

Long-term compensation, awarded in equity

Element	Purpose	Strategy	Terms
Non-qualified or Incentive Stock Options and Restricted Stock Units	Alignment with stockholders; long-term focus; retention, particularly with respect to restricted stock units.	We grant a combination of Non- qualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executive officers.	The terms and conditions of stock options and restricted stock units are discussed in this proxy.

Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the company and stockholders, and not to promote excessive risk-taking by our executive officers.

•

For example, in awarding bonuses, the Compensation Committee at the end of the year assesses multiple financial metrics, and considers our strategic position, so as to provide a balanced view of our performance with the benefit of hindsight. Moreover, our performance on those measures is assessed on both a relative and absolute basis.

•

A significant portion of our executive officers’ compensation packages is comprised of long-term compensation consisting of restricted stock units, incentive stock options or non-qualified stock options.

•	The Compensation Committee believes that in total, its approach encourages executive officers to focus on our overall performance and aligns management interests with those of stockholders.

Total Compensation.    Before finalizing the compensation of the executive officers, the Compensation Committee reviews all elements of compensation. The information includes total cash compensation (salary and projected bonus) and the grant date fair value of equity compensation. This review enables the Compensation Committee to determine how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executive officers. In assessing the information, the Compensation Committee does not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it used its judgment in assessing whether the total is consistent with the objectives of the executive compensation program. Based on this review, the Compensation Committee determines the appropriate level of executive compensation.

Base Salary.    Our Compensation Committee reviews all named executive officer base salaries annually. Each of our named executive officers undergoes an annual performance review with our Chief Executive Officer, and during that review develops an individual performance plan for the upcoming year. In reviewing past performance, the Chief Executive Officer and the named executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the Chief Executive Officer and the named executive officer will typically consider not only corporate objectives, but also the named executive officer’s short and long-term career objectives. There were also no adjustments to the base salaries of the other named executive officers in Fiscal 2010 and Fiscal 2011, although those individuals, in addition to the Chief Executive Officer in Fiscal 2010 and other salaried employees of the Company, agreed to reduced paid work schedules as a Company-wide cost reduction measure in Fiscal 2010, which resulted in an approximate 10% reduction in aggregate salary compensation of Mr. Carson, Mr. Stuart and Mr. Kenefick in Fiscal 2010. Such reductions were eliminated following the December 2010 Financings. In addition, the base salaries for Messrs. Joll, Carson and Stuart were governed by the terms of their employment agreements entered into in December 2010.

Discretionary Bonus.    The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses to named executive officers based, in part, upon the recommendation of the Chief Executive Officer. The Chief Executive Officer did not recommend any discretionary bonuses to named executive officers and none were awarded for Fiscal 2010 or Fiscal 2011.

Annual Incentive Awards Plan.    For Fiscal 2011, the Compensation Committee awarded Fiscal 2011 incentive compensation for executive officers based on its assessment of Fiscal 2011 performance and to more closely align executive compensation with our annual operating plan as measured by financial results. Incentive targets for each named executive officer are determined by the Compensation Committee after considering the recommendation of our Chief Executive Officer. Annual incentive plan awards are designed to reward personal contributions to our success. The thresholds for executive officers to earn incentive awards for Fiscal 2011 were set at attaining target revenues or sales orders of the respective business unit for which the named executive officer was responsible and, for the Chief Executive Officer and Chief Financial Officer, at attaining specified financing targets for the Company. Achievement of the threshold award level was to result in 100% of the target incentive award associated with each metric for each named executive officer, with incentive awards increasing linearly as achievement exceeded threshold levels up to 150% of the target incentive awards being earned at 150% achievement of performance targets. For exceptional achievement above 150% of target, incentive awards were to be based on specified metrics for each named executive officer and were to be paid in stock.

For Fiscal 2010 and for exceptional achievement in Fiscal 2011, performance-measured incentive award targets for named executive officers were established for payments to be made with a combination of stock awards and cash. Since both potential stock and cash awards for Fiscal 2011 and Fiscal 2010 were based on performance measurements within a twelve-month period, any such awards would not be considered long-term incentive awards as discussed below, even though a portion of such stock awards may not have become fully vested upon grant.

No named executive officer was paid an incentive award for Fiscal 2011, other than Mr. Kenefick. Messrs. Joll and Stuart waived potential incentive awards for Fiscal 2011. Mr. Joll received his 2010 sign-on bonus of $50,000 in Fiscal 2011. Mr. Kenefick’s incentive award resulted from partial satisfaction of operating results of the business unit that he managed. No named executive officers met incentive award targets for Fiscal 2010.

Fiscal 2012 annual incentive award targets for named executive officers have not yet been established.

Long-Term Equity-Based Incentive Awards.    The goal of our long-term, equity-based incentive awards is to serve as a long-term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage our business from the perspective of an owner with an equity stake. The Compensation Committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s corporate position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance and his or her potential for future responsibility and promotion. Our Chief Executive Officer historically has made recommendations to our Board of Directors and Compensation Committee regarding the amount of stock and stock options and other compensation to grant to our other named executive officers based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when grants are made of stock or stock options. We do not require a minimum stock ownership by our executive officers.

We presently have our 2006 Omnibus Incentive Plan (the “2006 Plan”), approved by stockholders in June 2006, our 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) and our 2011 Omnibus Incentive Plan (the “2011 Plan”), approved by stockholders in March 2011, in effect to implement long-term equity-based incentive awards. Under the 2006 Plan and the 2011 Plan, we have the ability to grant different forms of equity compensation, including stock options (including both incentive and non-qualified stock options), stock appreciation rights, non-vested stock and non-vested stock units, performance awards and other stock grants. Under the 2010 Plan, we may only grant non-incentive stock options to eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act of 1933, as amended. In December 2010, the maximum permissible number of option grants were made to various officers and directors under the 2010 Plan, and no further grants may presently be made under that Plan. Of the various mechanisms available, we have historically focused on the use of stock options or grants of restricted stock as equity compensation for our employees, depending on our financial circumstances and then current employee perceptions as to the incentive value of such instruments. We believe both types of instruments can provide long-term incentives that are commensurate with total stockholder return and employee retention.

In Fiscal 2010 and Fiscal 2011, we made stock option grants to substantially all employees, including named executive officers, in recognition of extraordinary demands placed upon our employees by our financial circumstances and a reorganization of our operations. The compensation amounts shown for stock options in the Summary Compensation Table are calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R) (“ASC 718”) and represent the amount of compensation earned during fiscal 2010 and fiscal 2011 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of ASC 718.

The stock options we granted in Fiscal 2011 to named executive officers were to Mr. Joll, Mr. Carson, and Mr. Stuart and amounted to options to purchase 16,000,000 shares of our Common Stock, 9,000,000 shares of our Common Stock and 8,000,000 shares of our Common Stock, respectively, or an aggregate of approximately 29.0% of our presently outstanding Common Stock. Of these grants, options to purchase 5,000,000 shares of our Common Stock, 4,000,000 shares of our Common Stock and 4,000,000 shares of our Common Stock were granted to Messrs. Joll, Carson and Stuart, respectively, on December 24, 2010, pursuant to action taken by our Board of Directors effective that date, under terms of our 2010 Plan. Material terms of the stock options granted to these named executive officers on December 24, 2010 included: (a) exercise price of $0.09 per share, which was the fair market value of our Common Stock on the grant date; and (b) ten year term. Of the options granted to Mr. Joll on December 24, 2010, options to purchase 2,000,000 shares of our Common Stock were immediately vested, with the balance vesting in 36 equal monthly installments thereafter. Of the options granted to Mr. Carson and Mr. Stuart on December 24, 2010, grants to purchase 2,000,000 shares of our Common Stock were to vest on the earlier of (the “Initial Vesting Date”): (a) July 10, 2012 or (b) the satisfaction or waiver of the compensation restrictions set forth in that certain Secured Promissory Note dated April 14, 2010 by and between us and Timothy Looney (the “Looney Note”), with the balance vesting in 24 equal monthly installments after the Initial Vesting Date. On December 14, 2011, the Looney Note was repaid in full, and the Initial Vesting Date of the options granted to Mr. Carson and Mr. Stuart was set to be December 15, 2011. In addition, on March 10, 2011, options to purchase 10,000,000 shares of our Common Stock, 5,000,000 shares of our Common Stock and 4,000,000 shares of our Common Stock were granted to Messrs. Joll, Carson and Stuart, pursuant to action taken by our Compensation Committee effective that date. Material terms of the stock options granted to these named executive officers on March 10, 2011 included: (a) exercise price of $0.15 per share, which was the fair market value of our Common Stock on the grant date; and (b) ten year term. Of the options granted to Mr. Joll on March 10, 2011, options to purchase 1,000,000 shares of our Common Stock were immediately vested, with the balance vesting in 36 equal monthly installments thereafter. Of the options granted to Mr. Carson and Mr. Stuart on March 10, 2011, options to purchase 1,000,000 shares of our Common Stock were to vest on the Initial Vesting Date, which as discussed above, has now been set to December 15, 2011, with the balance vesting in 24 equal monthly installments thereafter. On June 15, 2011, an option grant was made to Mr. Joll, pursuant to action taken by our Compensation Committee effective that date, in final satisfaction of his employment agreement, of options to purchase 1,000,000 shares of our Common Stock, with material terms including: (a) exercise price of $0.11 per share, which was the fair market value of our Common Stock on the grant date; (b) ten year term; and (c) options to purchase 100,000 shares of our Common Stock vesting immediately, with the balance vesting in 36 equal monthly installments thereafter.

The stock options we granted in Fiscal 2010 to named executive officers were to Mr. Carson, Mr. Stuart and Mr. Kenefick and amounted to options to purchase 40,000 shares, 40,000 shares and 20,000 shares, respectively, or an aggregate of less than 1.0% of our presently outstanding Common Stock. These options were granted to Mr. Carson, Mr. Stuart and Mr. Kenefick on August 7, 2010, pursuant to action taken by Unanimous Written Consent of our Compensation Committee effective as of that date. The material terms of the stock options granted to these named executive officers in fiscal 2010 included: (a) exercise price of $0.16 per share, which was the fair market value of our Common Stock on the grant date; (b) 50% of grant vesting immediately, 25% of grant vesting at August 7, 2011 and 25% of grant vesting at August 7, 2012; and (c) ten year term.

Grants of stock or stock options provided to executive officers are typically granted pursuant to action by the Compensation Committee of our Board of Directors either by unanimous written consent or at a duly constituted meeting of the Compensation Committee in person on the same day as a regularly scheduled meeting of the Board of Directors, in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our Compensation Committee during the course of the year. Such a Compensation Committee meeting is usually scheduled well in advance, without regard to earnings or other major announcements by us. We intend to continue this practice of generally approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes. In accordance with our 2006 Plan, our 2010 Plan and our 2011 Plan, the exercise price of all stock options must be at least equal to or greater than the closing price of our Common Stock on the date of the stock option grants.

Outstanding equity awards held by named executive officers at Fiscal 2011 year-end, October 2, 2011, are shown in the following table:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Bill Joll	2,750,000	2,250,000	—	0.09	12/24/20	—	—	—	—
Chief Executive Officer and President from December 23, 2010	175,000	825,000	—	0.11	6/15/21	—	—	—	—
	2,500,000	7,500,000	—	0.15	3/10/21	—	—	—	—

John C. Carson	—	4,000,000	—	0.09	12/24/20	—	—	—	—
Chief Executive Officer and President prior to December 23, 2010, Chief Strategist thereafter	—	5,000,000	—	0.15	3/10/21	—	—	—	—
	30,000	10,000	—	0.16	8/07/20	—	—	—	—
	60,000	—	—	13.00	3/05/18	—	—	—	—
	3,500	—	—	26.40	9/20/15	—	—	—	—
	15,000	—	—	36.20	3/02/14	—	—	—	—

John J. Stuart, Jr.	—	4,000,000	—	0.09	12/24/20	—	—	—	—
Chief Financial Officer, Senior Vice President, Secretary and Treasurer	—	4,000,000	—	0.15	3/10/21	—	—	—	—
	30,000	10,000	—	0.16	8/07/20	—	—	—	—
	2,400	—	—	11.60	4/16/12	—	—	—	—
	30,000	—	—	13.00	3/05/18	—	—	—	—
	7,500	—	—	26.40	9/20/15	—	—	—	—
	15,000	—	—	36.20	3/02/14	—	—	—	—

Non-Qualified Deferred Compensation Plan.    We maintain a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with us, including three executive officers and other non-executive employees. This plan was established to recognize long term service and motivate such employees to continue their employment with us. Annual contributions are made at the discretion of our Board of Directors. All contributions under this plan are in the form of our Common Stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board of Directors has historically contributed 10,000 shares of Common Stock to the deferred compensation plan each fiscal year so long as such contribution does not exceed approximately $262,000 in value, but the Board of Directors did not make such a contribution for fiscal 2009 and fiscal 2010, and there is no assurance that this practice will be continued in the future. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditors’ claims. Shares in this plan are fully vested and may be distributed to each plan beneficiary when they retire or terminate from service with us. The valuation of the shares of Common Stock held by the Rabbi Trust for the benefit of two named executive officers, Mr. Carson and Mr. Stuart, declined $501 and $405, respectively, during Fiscal 2011.

Invine Sensors Corporation Cash and Deferred & Stock Bonus Plan.    Our employees participate in the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan, which we refer to as the ESBP or our Employee Stock Bonus Plan, which is a tax-qualified retirement plan established by us in fiscal 1982 and funded annually with stock contributions thereafter to encourage employee retention and align employee interests with those of outside stockholders. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in our contribution to the ESBP in any fiscal year of the ESBP, which we refer to as the Plan Year, an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by us at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of our common and preferred stock; thus, we have not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. In Fiscal 2011, an employee’s account vested at a rate of 20% per year and was 100% vested after five years of employment or upon attaining age 65, whichever comes first. Participants are allowed to diversify contributions made in shares of our stock into other investment options after having attained three years of service. There are no special vesting rates for executives. All executive officers named in the Summary Compensation Table participate in the ESBP. In the fiscal year ended October 3, 2010, we contributed 2,673,796 shares of Common Stock to the ESBP valued at $750,000 as of the date of contribution. In the fiscal year ended October 2, 2011, we contributed 6,666,666 shares of Common Stock to the ESBP valued at $800,000 as of the date of contribution. Historically, we have contributed approximately 10% of gross annual payroll to the ESBP, but there is no assurance that we will continue this practice in the future. The value of contributions to the accounts of the named executive officers for fiscal 2010 and fiscal 2011 have been included in “All Other Compensation” in the Summary Compensation Table based on valuation at October 3, 2010 and October 2, 2011, the last dates of the respective fiscal years, the effective dates when allocations were made to participant accounts.

Perquisites.    Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions, except as described below. Our executive officers all participate in our ESBP, a tax-qualified retirement plan made available to all full-time employees. In addition, two of our executive officers, Mr. Carson and Mr. Stuart, are long-term employees who participate in the Non-Qualified Deferred Compensation Plan, but the Board did not authorize any contributions to this Plan in fiscal 2010 and fiscal 2011. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

We do not provide post-retirement health coverage for our executives or employees, except as may be specified in employment agreements. However, we have previously provided post-employment compensation payments to two retired executives and had the obligation to do so for two current executives upon their retirement until said executives voluntarily waived their entitlements to such future payments in September 2009. In addition, two of our executive officers participate in a non-qualified deferred compensation plan, as described above. Further, all full time employees, including our executives, are eligible to participate in our tax-qualified retirement plan.

Executive Salary Continuation Program.    We adopted an Executive Salary Continuation Program (the “ESCP”) in 1996 to provide retirement benefits to certain executive officers, two of which, Mr. Carson and Mr. Stuart, are still employed by us and were eligible for benefits pursuant to the ESCP upon retirement until Mr. Carson and Mr. Stuart voluntarily waived their entitlements for all benefits pursuant to the ESCP in September 2009. On December 26, 2007, the ESCP was amended and restated to comply with technical final implementation regulations of Section 409A of the Internal Revenue Code. The ESCP is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The ESCP pays out benefits upon retirement based upon a combination of the executive’s age and years of service with us. Upon retirement, ESCP participants are entitled to receive benefits for the remainder of their lifetime, however, neither a surviving spouse nor any other beneficiary of the participant is entitled to receive benefits upon the participant’s death, whether or not such occurs prior to commencing benefits or after benefits have been paid. The ESCP currently provides lifetime post-retirement deferred compensation to two of our retired executives aggregating $184,700 per annum. Based upon their respective ages and years of service, Mr. Carson and Mr. Stuart were also eligible for lifetime post-retirement deferred compensation upon their separation from service with us prior to their voluntary waiver of such entitlements in September 2009. No current employee has any retirement benefits under the ESCP.

Non-Qualified Deferred Compensation Plan.    We maintain the Non-Qualified Deferred Compensation Plan for certain key employees with long-term service with us. Annual contributions are made at the discretion of our Board of Directors. All contributions are in the form of our Common Stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. Shares in this plan may be distributed to each plan beneficiary when they terminate or retire from service.

Employee Stock Bonus Plan.    All of our full-time employees are eligible to participate in the ESBP, which is a tax-qualified retirement plan. To date, the ESBP has been funded only with previously unissued shares of our common and preferred stock; thus we have not contributed any cash to the ESBP. All our named executive officers participate in the ESBP.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Employment Contracts.    We have employment contracts with our current named principal executive officer, Mr. Bill Joll and our two other highest paid named executive officers as of October 2, 2011, John C. Carson and John J. Stuart, Jr.

Under the employment agreement with Mr. Joll (the “Joll Employment Agreement”), Mr. Joll receives an initial base salary of $300,000 per year and a bonus of $50,000 upon the effectiveness date of the Joll Employment Agreement, and will be eligible to receive discretionary bonuses from time to time targeted at 50% of base salary each year (but pro rated for Fiscal 2011) based on performance goals established from time to time by the Compensation Committee. The Joll Employment Agreement also provided that Mr. Joll would be granted (i) a ten year stock option to purchase 5,000,000 shares of Common Stock, of which 2,000,000 of the shares subject to such option would be immediately vested upon the grant date, and the balance of which would vest in 36 equal monthly installments thereafter; and (ii) within 60 days after our 2011 stockholder meeting, an additional ten year stock option to purchase that number of shares of Common Stock equal to the greater of (1) 10,000,000 shares or (2) five percent (5%) of the total of (A) the Common Stock then outstanding, (B) the Common Stock issuable upon conversion of all of our outstanding Preferred Stock and other convertible securities, and (C) the Common Stock issuable upon exercise of all options and warrants then outstanding, of which 1,000,000 of the shares subject to such option would be immediately vested upon the grant date, and the balance of which would vest in 36 equal monthly installments thereafter. As discussed above under Long-Term Equity-Based Incentive Awards, Mr. Joll has been awarded an aggregate of options to purchase 16,000,000 shares of our Common Stock pursuant to the terms of the Joll Employment Agreement. The options described above will be subject to the terms of our equity incentive plan then in effect, except that such options will remain outstanding until the earlier of (i) five years following Mr. Joll’s termination without cause (as defined in the Joll Employment Agreement) or a termination upon Mr. Joll’s death or permanent disability, or (ii) the respective termination date of such option, provided that no further vesting will occur after the termination of Mr. Joll’s service (as defined in our equity incentive plan then in effect) with us. In the event Mr. Joll’s employment is terminated due to death, all stock options will become fully vested and a pro rated bonus will be paid to the extent we ultimately achieve any corporate goals or milestones for such payment. In the event Mr. Joll’s employment is terminated due to disability (as defined in the Joll Employment Agreement), all stock options will vest in full and be exercisable for 5 years following termination of employment, Mr. Joll will receive a continuation of base salary until Mr. Joll is eligible for short-term disability payments under our group disability policies, but not exceeding 90 days, and Mr. Joll will receive a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment. In the event Mr. Joll’s employment is terminated without cause (as defined in the Joll Employment Agreement) or due to resignation for good reason (as defined in the Joll Employment Agreement), Mr. Joll will be entitled to receive: (1) salary continuation payments for 24 months; (2) a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment; (3) full vesting of stock options and such stock options will be exercisable for 5 years following termination of employment; and (4) COBRA benefits on an after-tax basis for twelve months if Mr. Joll elects COBRA coverage. The term of the Joll Employment Agreement is the lesser of five years and the termination of Mr. Joll’s employment and the agreement will automatically renew for successive terms of two years unless certain prior notice is given.

Under the employment agreement with Mr. Carson (the “Carson Employment Agreement”), Mr. Carson will receive an initial base salary of $300,000 per year and be eligible to receive discretionary bonuses from time to time targeted at 50% of base salary each year (subject to the compensation restrictions set forth in the Looney Note) based on performance goals established from time to time by the Compensation Committee. The Carson Employment Agreement also provides that Mr. Carson will be granted (i) a ten year stock option to purchase 4,000,000 shares of Common Stock, of which 2,000,000 of the shares subject to such option will be vested upon the earlier of (the “Initial Vesting Date”) (A) July 10, 2012, or (B) the satisfaction or waiver of the compensation restrictions set forth in the Looney Note, and the balance of which will vest in 24 equal monthly installments after the Initial Vesting Date, subject to the terms of the 2010 Plan and related form of stock option agreement thereunder; and (ii) provided that stockholders approve an increase in our authorized capital stock and approve a new stock incentive plan (the “Qualified Plan”), an additional ten year stock option to purchase 5,000,000 shares of Common Stock, of which 1,000,000 of the shares subject to such option will be vested upon the earlier of (the “Top-Off Initial Vesting Date”) (i) July 10, 2012, or (ii) the satisfaction or waiver of the compensation restrictions set forth in the Looney Note, and the balance of which will vest in 24 equal monthly installments after the Top-Off Initial Vesting Date, subject to the terms of the our Qualified Plan and related form of stock option agreement thereunder including our standard retirement provisions under such plans. As discussed above under Long-Term Equity-Based Incentive Awards, Mr. Carson has been awarded an aggregate of options to purchase 9,000,000 shares of our Common Stock pursuant to the terms of the Carson Employment Agreement, and both the Initial Vesting Date and Top-Off Initial Vesting Date have been set to December 15, 2011. In the event Mr. Carson’s employment is terminated due to death, the stock options described above will become fully vested and a pro rated bonus will be paid to the extent we ultimately achieve any corporate goals or milestones for such payment. In the event Mr. Carson’s employment is terminated due to disability (as defined in the Carson Employment Agreement), the stock options described above will vest in accordance with the terms of the applicable stock option agreement, Mr. Carson will receive a continuation of base salary until Mr. Carson is eligible for short-term disability payments under our group disability policies, but not exceeding 90 days, and Mr. Carson will receive a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment. In the event Mr. Carson’s employment is terminated without cause (as defined in the Carson Employment Agreement) or due to resignation for good reason (as defined in the Carson Employment Agreement), Mr. Carson will be entitled to receive: (1) salary continuation payments for 24 months; (2) a pro rated bonus to the extent we ultimately achieve any corporate goals or milestones for such payment; (3) the right to retire in lieu of being terminated without cause; and (4) COBRA benefits on an after-tax basis for twelve months if Mr. Carson elects COBRA coverage. The term of the Carson Employment Agreement is the lesser of four years and the termination of Mr. Carson’s employment and the agreement will automatically renew for successive terms of two years unless certain prior notice is given.

The material terms of the employment agreement with Mr. Stuart (the “Stuart Employment Agreement”) are the same as those set forth in the Carson Employment Agreement, except that Mr. Stuart’s base salary is $260,000 per year and his top-off stock option was for 4,000,000 shares of Common Stock. As discussed above under Long-Term Equity-Based Incentive Awards, Mr. Stuart has been awarded an aggregate of options to purchase 8,000,000 shares of our Common Stock pursuant to the terms of the Stuart Employment Agreement, and both his Initial Vesting Date and Top-Off Initial Vesting Date have been set to December 15, 2011.

Termination of Employment, Change-in-Control.    We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control except as set forth in their respective employment agreements and as set forth below.

Nonvested grants of stock options, restricted stock or other equity-related securities under our 2006 Plan, 2010 Plan and 2011 Plan and our prior option plans generally provide for accelerated vesting of such grants immediately prior to the effective date of a change in control, unless the obligations of the nonvested securities are assumed by the successor corporation or its parent, or the value of such nonvested securities are replaced by a cash incentive program of the successor corporation or its parent that provides for the realization of said value no later than the original vesting date of the replaced nonvested securities. Nonvested grants of stock options, restricted stock or other equity-related securities under our 2006 Plan, 2010 Plan and 2011 Plan also become fully vested in the event of Ordinary Retirement, which is defined to be retirement on or after the date at which the sum of the retiree’s age and number of years of employment with us exceeds eighty-five (85) years for employees or, if the holder of the nonvested security is a non-employee director, when the number of years of service to us exceeds five (5) years. Of our existing named executive officers, only Mr. Carson and Mr. Stuart met the criteria for Ordinary Retirement as of October 2, 2011. Subsequent to that date, Mr. Stuart elected to take Ordinary Retirement effective December 31, 2011. Of our current non-employee directors, Mr. Dumont and Dr. Kelly meet the criteria for Ordinary Retirement. The 2006 Plan and 2011 Plan also permit the Compensation Committee or the Board to make future nonvested grants of options or restricted stock to executive officers and directors that vest upon said executive officers’ and directors’ termination from service with us under other conditions.

As discussed above, all of our full-time employees, including all of our named executive officers, participate in the ESBP and are eligible for distribution of benefits thereunder upon their retirement. Mr. Carson and Mr. Stuart are the only named executive officers who are participants in the Non-Qualified Deferred Compensation Plan and are thus eligible for distribution of benefits thereunder.

Principal Elements of Director Compensation

Directors who are our employees are not separately compensated for their services as directors or as members of committees of the Board. Effective January 2011, directors who were not our employees or affiliates of Costa Brava Partnership III L.P., our largest stockholder and debt holder, received an annual retainer of $13,000, payable bi-weekly in $500 increments, $1,500 for each regularly-scheduled, in-person board meeting attended, $750 for each telephonic board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. During calendar 2011, our directors could elect to have a portion of their cash compensation paid in shares of our common stock, issued and valued after our periodic report was filed for the fiscal period in which the compensation was earned. Messrs. Dumont, Jackson and Williams made such elections. The Board is currently reviewing compensation for directors and committee members for Fiscal 2012. Any adjustments to director compensation will be approved by the Compensation Committee. Under our 2006 Plan and our 2011 Plan, the Compensation Committee may elect to make discretionary grants of non-qualified stock options or restricted stock to directors. All outstanding options held by directors have a term of ten years and an exercise price equal to the then-current market price of our Common Stock.

In December 2010, under our 2010 Plan, we issued to each of Messrs. Dumont, Johnson and Dr. Kelly, options to purchase 500,000 shares of our Common Stock. In December 2010, under our 2010 Plan, we also issued to each of Mr. Robert G. Richards and General Frank Ragano, who were directors during the initial period of Fiscal 2011, but who retired in December 2010, options to purchase 500,000 shares of our Common Stock. The material terms of the stock options granted to these directors in December 2010 included: (a) exercise price of $0.09 per share, which was the fair market value of our Common Stock on the grant date; (b) immediate vesting as of the date of grant; and (c) ten year term. Upon their retirement in December 2010, the options issued to Mr. Richards and General Ragano remained in effect according to the Ordinary Retirement provisions of their terms.

In March 2011, under our 2011 Plan, we issued to each of Mr. Dumont, Mr. Johnson, Dr. Kelly, Mr. Reed, Mr. White and Mr. Williams, options to purchase 125,000 shares of our Common Stock. The material terms of the stock options granted to these directors in March 2011 included: (a) exercise price of $0.15 per share, which was the fair market value of our Common Stock on the grant date; (b) immediate vesting of 25% of the option as of the date of grant, with the balance vesting in three equal, successive quarterly increments thereafter; and (c) ten year term. In June 2011, upon his resignation as a director, Mr. Reed waived his entitlement to options to purchase 62,500 shares of our Common Stock pursuant to his March 2011 grant cited above.

In June 2011, under our 2011 Plan, we issued to Mr. Wilson, options to purchase 62,500 shares of our Common Stock. The material terms of the stock options granted to Mr. Wilson in June 2011 included:

(a) exercise price of $0.11 per share, which was the fair market value of our Common Stock on the grant date; (b) immediate vesting of 50% of the option as of the date of grant, with the balance vesting on December 10, 2011; and (c) ten year term.

Compensation of directors in Fiscal 2011 is presented in the following table. The value of stock and option awards is the expense recorded by us pursuant to ASC 718. We do not include a provision for forfeiture related to future service and vesting in that expense. The actual compensation realized from stock awards can be higher or lower than the compensation expense recognized for purposes of ASC 718. Mr. Carson, who was our Chief Executive Officer in Fiscal 2011 until December 23, 2010, did not receive any additional compensation for his service as a director. Similarly, Mr. Joll, who was our Chief Executive Officer in Fiscal 2011 from December 23, 2010, also did not receive any additional compensation for his service as a director. Gen. Ragano and Mr. Richards only served as directors in Fiscal 2011 until December 23, 2010, when they retired. Marcus A. Williams served as a director from December 23, 2010 through August 23, 2011, when he resigned. Scott Reed served as a director from December 23, 2010 through June 14, 2011, when he resigned. Mr. Wilson has served as a director since June 14, 2011.

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Bill Joll	—	—	—	—	—	—	—
John C. Carson	—	—	—	—	—	—	—
Marc Dumont	31,860	—	40,059	—	—	—	71,919
Jack Johnson	27,260	—	40,059	—	—	—	67,319
Thomas M. Kelly	28,360	—	40,059	—	—	—	68,419
Frank Ragano	9,000	—	30,682	—	—	—	39,682
Scott Reed	11,000	—	5,813	—	—	—	16,813
Robert G. Richards	10,350	—	30,092	—	—	—	40,442
Chester P. White	16,750	—	9,687	—	—	—	26,437
Marcus A. Williams	14,591	—	9,687	—	—	—	24,278
Robert L. Wilson	6,750	—	3,391	—	—	—	10,141

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the principal executive officer and to each of the three other most highly compensated officers (other than the principal financial officer) to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during Fiscal 2010 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during Fiscal 2012 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our Common Stock as of January 20, 2012, by:

•	each stockholder, or group of affiliated stockholders, that we know beneficially owns more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The percentages shown in the table are based on 119,628,923 shares of Common Stock outstanding on January 20, 2012. Shares of Common Stock subject to options, warrants or other convertible securities which are exercisable within 60 days of January 20, 2012, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o ISC8 Inc., 3001 Red Hill Avenue, Costa Mesa, California 92626.

Amount of Common Stock Beneficially Owned and Nature of Beneficial Ownership

Name	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Beneficial Ownership	Percent of Beneficial Ownership(1)
Seth W. Hamot	44,726,869	(2)	—		44,726,869	37.4%
Chester P. White	15,718,233	(3)	—		15,718,233	13.2
John C. Carson	4,307,520	(4)(5)(6)	10,994,504	(17)(18)(19)	15,302,024	12.4
Marc Dumont	732,133	(7)	—		732,133		*
Bill Joll	7,719,384	(8)	10,994,504	(17)(18)(19)	18,713,888	14.7
Jack Johnson	743,636	(9)	—		743,636		*
Thomas M. Kelly	684,848	(10)	—		684,848		*
Peter Kenefick	1,973,427	(11)	—		1,973,427	1.6
John Leon	1,887,457	(12)	—		1,887,457	1.6
Joy Randels	812,585	(13)	—		812,585		*
Dan Regalado	416,667	(14)	10,994,504	(17)(18)(19)	11,411,171	9.5
Robert L. Wilson	62,500	(15)	—		62,500		*
All current directors and executive officers as a group (12 persons)	79,988,541	(16)	10,994,504	(17)(18)(19)	90,983,045	66.2%
5% Stockholders Not Listed Above:
Charles Schwab Trust Company TTEE Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan	—		10,936,949	(18)	10,936,949	9.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Shares owned and percentages for Mr. Carson, Mr. Joll and Mr. Regalado and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of Common Stock held by our Employee Stock Bonus Plan and our Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Mr. Carson, Mr. Joll and Mr. Regalado are members, and by extension the group of all current directors and executive officers which includes Mr. Carson, Mr. Joll and Mr. Regalado, and are thereby deemed to each hold the voting or investment power of the shares of Common Stock held by those Plans. (See footnotes 17, 18 and 19).

(2)	Mr. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(3)	Mr. White is the Managing Member of Griffin Partners LLC, which is the General Partner of The Griffin Fund LP. The securities reported are directly owned by The Griffin Fund LP, but may be deemed to be indirectly beneficially owned by Griffin Partners LLC, and Mr. White. Mr. White has sole voting control and investment power of these shares of Common Stock. While Mr. White and Griffin Partners, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by The Griffin Fund LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(4)	Includes 3,858,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012. Also includes amounts and percentages for the holdings of his wife, including amounts held as separate property.

(5)	Reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount in contemplation of retirement, subject to restrictions imposed by the Administrative Committee (See footnote 18).

(6)	Reflects shares of Common Stock held by our Deferred Compensation Plan; the named individual has ownership interests in these shares upon retirement, for which he is presently eligible, but no ability to direct disposition or voting of the shares prior to retirement (See footnote 19).

(7)	Includes 677,400 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012.

(8)	Includes 7,491,666 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012.

(9)	Includes 680,000 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012.

(10)	Includes 671,900 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012.

(11)	Includes 1,602,152 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 18).

(12)	Includes 1,600,150 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 18).

(13)	Includes 666,666 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012. Also reflects shares of Common Stock held by our Employee Stock Bonus Plan; the named individual has limited ability to direct the liquidation of assets in his subaccount, subject to restrictions imposed by the administrative committee (See footnote 18).

(14)	Includes 416,667 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012.

(15)	Includes 62,500 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012.

(16)	Includes 17,852,601 shares issuable upon exercise of Common Stock options exercisable within 60 days of January 20, 2012, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(17)	The named individual is a member of the Administrative Committee (see footnote 18) and the Deferred Plan Administrative Committee (see footnote 19), and has shared voting and investment power over the shares held by our Employee Stock Bonus Plan and Deferred Compensation Plan.

(18)	An administrative committee, which we refer to as the Administrative Committee, currently comprised of John C. Carson, Bill Joll, Dan Regalado and Gwen Bernal, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan Ret. Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such plan.

(19)	An administrative committee, which we refer to as the Deferred Plan Administrative Committee, currently comprised of John C. Carson, Bill Joll, Dan Regalado and Gwen Bernal, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by Irvine Sensors Corporation Deferred Compensation Plan, for the benefit of our key employees who are participants in such plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of October 2, 2011 with respect to the shares of our Common Stock that may be issued under our 2006 Plan, our 2010 Plan and our 2011 Plan, which were our only existing equity compensation plans as of that date, and our prior equity compensation plans that were terminated in June 2006, except for obligations to issue shares pursuant to options previously granted. Effective October 3, 2011, an additional 1,250,000 shares of our Common Stock automatically became issuable under our 2006 Plan pursuant to its terms.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	39,445,969	0.17	9,375,916	(4)
Equity Compensation Plans Not Approved by Stockholders(2)(3)	18,537,496	0.45	—
Total	57,983,465	0.26	9,375,916

(1)	Consists of the 2011 Plan, the 2006 Plan, the 2003 Stock Incentive Plan, and the 2001 Irvine Sensors Corporation Stock Option Plan.

(2)	Consists of the 2010 Plan and the 2001 Non-Qualified Stock Option Plan. Some of our directors and officers hold options issued under these plans.

(3)	We have also contributed 57,550 shares of our Common Stock to a Rabbi Trust to be held for the benefit of certain key employees pursuant to a non-qualified deferred compensation retirement plan. Contributions are determined at the discretion of our Board annually. Accordingly, such shares are not included in the number of securities issuable in column (a) or the weighted average price calculation in column (b), nor are potential future contributions included in column (c).

(4)	The number of shares of Common Stock reserved under our 2006 Plan will automatically be increased on the first day of each of our fiscal years beginning on September 28, 2009, in an amount equal to the lesser of (i) 1,250,000 shares or (ii) a number of shares equal to five percent (5%) of the number of shares outstanding on the last day of the preceding fiscal year. Accordingly, effective October 3, 2011, the number of securities remaining available for future issuance under equity compensation plans increased to an aggregate of 10,928,341 shares.

Non-Stockholder Approved Plans

As of January 20, 2012, we had options outstanding under two non-stockholder approved equity incentive plans, the 2001 Non-Qualified Stock Option Plan and the 2010 Plan (the “Supplemental Plans”). The 2001 Non-Qualified Stock Option Plan was terminated upon the approval of our 2006 Plan in June 2006, subject to the obligation to issue shares pursuant to options previously issued.

Under the 2001 Non-Qualified Stock Option Plan, option grants were made to our employees (or employees of any parent or subsidiary corporation) who were neither officers nor Board members at the time of the option grant. Options under the 2001 Non-Qualified Stock Option Plan typically vested and become exercisable in a series of installments over the optionee’s period of service with us. Each option granted under the 2001 Non-Qualified Stock Option Plan has a maximum term set by the plan administrator (either the Board or a Board committee) at the time of grant, subject to earlier termination following the optionee’s cessation of employment or service. All options granted under the Supplemental Option Plans are non-statutory options under Federal tax law.

As of October 2, 2011, options covering 37,496 shares of Common Stock were outstanding, 70,888 shares had been issued and there were no outstanding share right awards under the 2001 Non-Qualified Stock Option Plan. The 2001 Non-Qualified Stock Option Plan was terminated in June 2006. As a result of its termination, no further grants may be made under the 2001 Non-Qualified Stock Option Plan.

In December 2010, our Board adopted the 2010 Plan under which our eligible officers, directors and employees, consultants and advisors who qualify as “accredited” within the meaning of Rule 501 under the Securities Act of 1933, as amended, may be granted non-incentive stock options. 18,500,000 shares of our Common Stock were reserved for issuance under the 2010 Plan. Effective as of the first day following the closing of the first tranche of our December 2010 financing, stock options for 18,500,000 shares under the 2010 Plan were granted by our Compensation Committee to certain of our officers and directors. No additional grants may presently be made under the 2010 Plan.

In September 2002, we authorized a non-qualified deferred compensation retirement plan for key employees with service then in excess of twelve years. Contributions to this plan are determined at the discretion of our Board annually and made to a Rabbi Trust to be held for the benefit of certain key employees. We have contributed 78,000 shares of our Common Stock to the Rabbi Trust over the period June 2003 through October 2, 2011, of which amount 57,550 shares of our Common Stock have not been distributed to beneficiaries and remain in the Rabbi Trust at October 2, 2011. The plan is unfunded, and participants’ accounts represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditor claims. Shares in the plan may be distributed to each plan beneficiary when they retire from service with us. Of the plan beneficiaries at October 2, 2011, Mr. Stuart is eligible for the distribution of 13,954 shares of our Common Stock from the Rabbi Trust effective upon his retirement on December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Since the beginning of Fiscal 2011, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the heading “Executive Compensation” and other than the transactions described below. Each of the transactions described below was reviewed and approved or ratified by our Audit Committee. It is anticipated that any future transactions between us and our officers, directors, principal stockholders and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and that such transactions will be reviewed and approved by our Audit Committee and a majority of the independent and disinterested members of the Board.

December 2010 Financing

On December 23, 2010, we entered into a Securities Purchase Agreement with Costa Brava and Griffin (the “Purchase Agreement”), pursuant to which we issued and sold to Costa Brava and Griffin, in an initial closing on December 23, 2010, 12% Subordinated Secured Convertible Notes due December 23, 2015 (the “Notes”) in the aggregate principal amount of $7,774,800 and an aggregate of 51,788,571 shares of our Common Stock for $3,625,199.90, or $0.07 per share, and agreed to issue and sell in a subsequent closing not later than April 30, 2010 (subject to the amendment of our Certificate of Incorporation to increase our authorized Common Stock and provided that there had not been a material adverse change in our relationship with Optics 1, Inc.) additional 12% Subordinated Secured Convertible Notes (the “Milestone Notes”) to Costa Brava and Griffin for an aggregate purchase price of $1.2 million (collectively, the “December 2010 Financing”). As one of the conditions of entering into the December 2010 Financing, Seth W. Hamot, the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava, became a director and our Chairman of the Board. As an additional condition of entering into the December 2010 Financing, Chester P. White, the Managing Member of Griffin Partners LLC, which is the General Partner of Griffin, joined our Board of Directors. In July 2011, we issued additional Notes to Costa Brava and Griffin in the aggregate principal amount of $4,000,000.

On November 15, 2010, November 26, 2010, December 8, 2010 and December 16, 2010, we previously sold 10% Unsecured Convertible Promissory Notes due May 31, 2011 (the “Bridge Notes”) to accredited investors in an aggregate principal amount of $3,000,000, the terms of which permitted the holders of the Bridge Notes (the “Bridge Note Holders”) to convert up to and including the aggregate outstanding principal amount of such Bridge Notes and any accrued interest thereon (the amount converted, the “Conversion Amount”) into the same securities issued in, and upon the same terms and conditions of, the December 2010 Financing (the “Bridge Note Conversion”). Costa Brava and Griffin held Bridge Notes in the aggregate principal amount of $578,600 and, on December 23, 2010, elected to convert the Conversion Amount under their Bridge Notes into the same securities issued in the December 2010 Financing, with 31.8% of such aggregate Conversion Amount being allocated to the purchase of an aggregate of 2,640,560 shares of our Common Stock for $184,839.20, or $0.07 per share, and the remaining $396,416.47 of the aggregate Conversion Amount being allocated to the purchase of Notes.

The Notes bear interest at a rate of 12% per annum, due and payable quarterly within 10 business days of the end of each calendar quarter, calculated on the simple interest basis of a 365-day year for the actual number of days elapsed. For the first two years of the Notes, we have the option, subject to the satisfaction of certain customary equity conditions, to pay all or a portion of the interest due on each interest payment date in shares of our Common Stock, with the price per share calculated based on the weighted average price of our Common Stock over the last 20 trading days ending on the second trading day prior to the interest payment date. The fore-

going notwithstanding, until that certain Secured Promissory Note dated April 14, 2010 by and between us and Timothy Looney (the “Looney Note”) was repaid in full, cash interest on the Notes was instead required to be paid by adding the amount of such interest to the outstanding principal amount of the Notes as “PIK” interest. The Looney Note was repaid in full on December 14, 2011, and the requirement to pay interest on the Notes in form of PIK interest no longer applies subsequent to that date. The principal and accrued but unpaid interest under the Notes is convertible at the option of the holder, any time after amendment of our Certificate of Incorporation to increase our authorized Common Stock, into shares of our Common Stock at an initial conversion price of $0.07 per share. The conversion price is subject to full price adjustment feature for certain price dilutive issuances of securities by us and proportional adjustment for events such as stock splits, dividends, combinations and the like. Beginning after the first two years of the Notes, we can force the Notes to convert to Common Stock if certain customary equity conditions have been satisfied and the volume weighted average price of the Common Stock is $0.25 or greater for 30 consecutive trading days.

In March 2011, we issued and sold to Costa Brava and Griffin 12% Senior Subordinated Secured Promissory Notes due March 2013 (the “Senior Subordinated Notes”) in the aggregate principal amount of $4,000,000. In July 2011, the Senior Subordinated Notes were amended to permit the Costa Brava and Griffin to demand repayment any time on or after July 16, 2012, in partial consideration for permitting the issuance of additional Notes.

The Senior Subordinated Notes bear interest at a rate of 12% per annum, due and payable quarterly in cash within 10 business days of the end of each calendar quarter, calculated on the simple interest basis of a 365-day year for the actual number of days elapsed. The foregoing notwithstanding, until our obligations under a $5,000,000 Revolving Credit Facility that we obtained in December 2011 (the “Credit Facility”) and which we used in part to fully repay the Looney Note in December 2011, are repaid in full, cash interest on the Senior Subordinated Notes must instead be paid by adding the amount of such interest to the outstanding principal amount of the Senior Subordinated Notes as “PIK” interest. Each of Costa Brava and Griffin, individually and collectively, jointly and severally, have unconditionally guaranteed repayment of $2,000,000 of our monetary obligations under our Credit Facility.

The Notes, the Milestone Notes and the Senior Subordinated Notes are secured by substantially all of our assets pursuant to a Security Agreement dated December 23, 2010 between us and Costa Brava as representative of the Note holders, but the liens securing the Notes, the Milestone Notes and the Senior Subordinated Notes are subordinate in right of payment to our Credit Facility.

We also entered into a Stockholders Agreement on December 23, 2010 with Costa Brava and Griffin in connection with the December 2010 Financing. Pursuant to the Stockholders Agreement, subject to existing rights held by other parties, Costa Brava and Griffin have the right to participate in certain future issuances of securities by us on a pro rata basis with their initial investment. Traditional bank financings and stock issued in connection with strategic partnerships and investments, qualified public offerings, employee or director equity incentive plans and other customary transactions are excluded from this right of participation. Pursuant to the Stockholders Agreement, Costa Brava and Griffin also have customary demand and piggyback registration rights, and customary information and inspection rights. In connection with the December 2010 Financing, we also agreed, among other things, to: (i) appoint to the Board three directors designated by Costa Brava and two directors designated by Griffin, and reimburse them for costs and expenses for attending board meetings; (ii) enter into indemnification agreements with the directors designated by Costa Brava and Griffin; (iii) provide that the directors designated by Costa Brava shall be entitled to have representation on all committees of the Board and shall make up all the members of the Nominating and Corporate Governance Committee; (iv) obtain and maintain a key man life insurance policy in the amount of $2,000,000 for John Carson; (v) hold a meeting of our stockholders, no later than April 30, 2011, to vote on a proposal to approve an amendment of our Certificate of Incorporation to increase the number of shares of our authorized Common Stock from 150,000,000 shares to 500,000,000 shares, and to vote on a proposal to approve a 2011 Omnibus Incentive Plan with an initial share reservation of 46,500,000 shares; and (vi) use commercially reasonable efforts to comply with listing standards in order to regain our listing on the NASDAQ Stock Market or other national securities exchange.

In connection with the December 2010 Financing, we and the ESBP entered into a Voting Agreement on December 23, 2010 with Costa Brava and Griffin, pursuant to which the ESBP, Costa Brava and Griffin agreed to vote in favor of (i) electing the three directors designated by Costa Brava and the two directors designated by Griffin; (ii) amending our Certificate of Incorporation to increase the number of shares of our authorized Common Stock from 150,000,000 shares to 500,000,000 shares; and (iii) approving and adopting the 2011 Omnibus Incentive Plan and the 46,500,000 share reservation thereunder.

As a result of the December 2010 Financing, and pursuant to existing price anti-dilution provisions, the conversion price of our Series A-2 Stock, and the exercise prices of the Class A Common Stock Purchase Warrants and the Class B Common Stock Purchase Warrant issued by us, were automatically adjusted to $0.07 per share. Subsequent to this adjustment, all shares of Series A-2 Preferred Stock were converted at such conversion price into an aggregate of 2,104,143 shares of our Common Stock. The number of shares of our Common Stock issuable upon exercise of the Class A and Class B Warrants did not change.

None of the Notes, Milestone Notes or the shares of Common Stock issuable upon conversion thereof, have been registered under the Securities Act of 1933, as amended, and none may be offered or sold absent registration or an applicable exemption from registration. As described above, we have agreed to certain registration rights in favor of Costa Brava and Griffin.

Change in Control

The December 2010 Financing resulted in a change in control of ISC8. As a result of the December 2010 Financing, Costa Brava now beneficially owns 37.4% of our outstanding voting securities and Griffin now beneficially owns 13.2% of our voting securities. In connection with the December 2010 Financing, we also agreed, among other things, to: (i) appoint to the Board three directors designated by Costa Brava (initially, Messrs. Hamot, Scollins and Williams) and two directors designated by Griffin (initially, Messrs. White and Reed), and reimburse them for costs and expenses for attending board meetings; (ii) provide that the directors designated by Costa Brava shall be entitled to have representation on all committees of the Board and shall make up all the members of the Nominating and Corporate Governance Committee.

In addition, ISC8 and the ESBP entered into a Voting Agreement on December 23, 2010 with Costa Brava and Griffin in connection with the December 2010 Financing (the “Voting Agreement”), pursuant to which the ESBP, Costa Brava and Griffin agreed to vote in favor of (i) electing the three directors designated by Costa Brava and the two directors designated by Griffin; (ii) amending the Company’s Certificate of Incorporation to increase the number of shares of authorized Common Stock of the Company from 150,000,000 shares to 500,000,000 shares; and (iii) approving and adopting the 2011 Plan and 46,500,000 share reservation thereunder.

See also “Executive Compensation” for a discussion of the Employment Agreements entered into between the Company and each of Messrs. Joll, Carson and Stuart.

Indemnification of Directors and Executive Officers

In addition to the indemnification provisions contained in our Certificate of Incorporation and Bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require that we, among other things, indemnify the person against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

AUDIT COMMITTEE REPORT

The members of the Fiscal 2011 Audit Committee of the Board have prepared and submitted this Audit Committee Report.

The Audit Committee oversees ISC8’s financial reporting process on behalf of the Board. The management of ISC8 has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from our management and ISC8, and has received the written disclosures and the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Throughout the year and prior to the performance of any such services, the Audit Committee also considered the compatibility of potential non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and reviews; their evaluations of our internal control, including internal control over financial reporting; significant deficiencies and material weaknesses identified during the course of the audit and management’s plan to remediate those control deficiencies; and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and related schedules be included in the Annual Report on Form 10-K for the year ended October 2, 2011 that we filed with the SEC.

The Audit Committee carries out its responsibilities pursuant to its written charter, which is posted on the Company’s web site at http://www.isc8.com under the About Us / Investors section.

The Audit Committee held six meetings during Fiscal 2011. During Fiscal 2011, the Audit Committee was comprised solely of independent directors as defined by the listing standards of Rule 10A-3 of the Exchange Act.

The Fiscal 2011 Audit Committee

Jack Johnson (Chairman)

Marc Dumont

Edward J. Scollins

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of these forms, we believe that each of our executive officers, directors and holders of ten percent or more of our Common Stock timely filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act during Fiscal 2011.

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Audit Committee Report, reference to the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, and reference to the independence of the Audit Committee members and of other Board members are not “soliciting material” and are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by us under those statutes.

Annual Report

We filed an Annual Report on Form 10-K for Fiscal 2011 with the SEC on December 29, 2011. A copy of this Form 10-K is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting, and is also posted on our web site at: www.isc8.com. Material included in the Form 10-K has been included in this proxy statement. Except as otherwise provided in this proxy statement, our Annual Report on Form 10-K and other information accessible on or through our website is not incorporated into this proxy statement and is not considered proxy solicitation material. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding ISC8, are available on the Securities and Exchange Commission’s web site (http://www.sec.gov). In addition, we will provide without charge a copy of our Annual Report on Form 10-K to any stockholder upon written request addressed to Corporate Secretary, ISC8 Inc., 3001 Red Hill Ave., Bldg. 4-108, Costa Mesa, CA 92626, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

BY ORDER OF THE BOARD

OF DIRECTORS OF

ISC8 INC.

/s/ Marcus A. Williams

Marcus A. Williams

Senior Vice President and Secretary

ISC8 INC.
ATTN: SHERI ANDERSON
3001 REDHILL AVENUE
BUILDING 4, SUITE 108
COSTA MESA, CA 92626
Investor Address Line	1
Investor Address Line	2
Investor Address Line	3
Investor Address Line	4
Investor Address Line	5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #	000000000000
NAME
THE COMPANY NAME INC.—COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC.—CLASS A		123,456,789,012.12345
THE COMPANY NAME INC.—CLASS B		123,456,789,012.12345
THE COMPANY NAME INC.—CLASS C		123,456,789,012.12345
THE COMPANY NAME INC.—CLASS D		123,456,789,012.12345
THE COMPANY NAME INC.—CLASS E		123,456,789,012.12345
THE COMPANY NAME INC.—CLASS F		123,456,789,012.12345
THE COMPANY NAME INC.—401 K		123,456,789,012.12345

x

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee	(s), mark “For All
				Except” and write the number	(s) of the
The Board of Directors recommends you vote				nominee	(s) on the line below.
FOR the following:	0	0	0
1. Election of Directors
Nominees

01	John C. Carson	02	Marc Dumont	03	Seth W. Hamot	04	Bill Joll	05	Jack Johnson
06	Thomas M. Kelly	07	Edward J. Scollins	08	Chester P. White	09	Robert L. Wilson

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2. To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the independent auditors of ISC8 INC. for		0	0	0
the fiscal year ending September	30, 2012; and

NOTE: Transact such other business as may properly come before the 2012 Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ISC8 INC. Annual Meeting of Stockholders March 6, 2012 1:00 PM This proxy is solicited by the Board of Directors

The stockholders hereby appoint Bill Joll and Dan Regalado, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ISC8 INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, Pacific Time, on March 6, 2012, at the offices of Dorsey & Whitney LLP, located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side